Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TROVAGENE, INC.,

E ACQ CORP.,

AND

ETHEROGEN,  INC.

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August  6, 2010, among Trovagene, Inc., a Delaware corporation (“Parent”), E Acq Corp., a Delaware corporation and a newly formed wholly owned subsidiary of Parent (“EAC”) and Etherogen, Inc., a Delaware corporation (“Etherogen).

RECITALS

A.            Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“Delaware Law”), Parent, EAC and Etherogen intend to enter into a business combination transaction.

B.            The Board of Directors of EAC (i) has determined that the Merger (as defined in Section 1.2 below) is consistent with and in furtherance of the long-term business strategy of EAC and fair to, and in the best interests of, EAC and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has adopted a resolution declaring the Merger advisable.

C.            The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable and (iv) has approved the issuance of shares of Parent Common Stock (as defined below) pursuant to the Merger (the “Share Issuance”).

D.            The Sole Director of Etherogen (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Etherogen and fair to, and in the best interests of, Etherogen and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable and (iv) has determined to submit the Agreement to stockholders of Etherogen for approval that the stockholders, without a recommendation because of the Sole Director’s interest in the transaction as a stockholder  of Parent, for consideration.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
THE MERGER

1.1           The Merger.  At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), EAC shall be merged with and into Etherogen (the “Merger”), the separate corporate existence of EAC shall cease and Etherogen shall continue as the surviving corporation and a wholly-owned subsidiary of Parent.  The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

1.2           Effective Time.  Unless this Agreement is earlier terminated pursuant to Article VII hereof, the closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Sommer & Schneider LLP, 595 Stewart Avenue, Suite 710, Garden City, New York 11530, at a time and date to be specified by the parties, but in no event later than two (2) business days following satisfaction or waiver of the conditions set forth in Article VI hereof.  The date upon which the Closing actually occurs is herein referred to as the “Closing Date.”  On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger substantially in the form annexed hereto as Exhibit A (or like instrument, a “Certificate of Merger”) with respect to the Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time at which the Merger has become fully effective (or such later time as may be agreed in writing by Parent and specified in the Certificate of Merger) is referred to herein as the “Effective Time”).

1.3           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as provided herein, all the property, rights, privileges, powers and franchises of EAC and Etherogen shall vest in the Surviving Corporation, and all debts, liabilities and duties of Etherogen shall become the debts, liabilities and duties of the Surviving Corporation.

1.4           Certificates of Incorporation; Bylaws.

(a)           Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of Etherogen as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the Delaware Law and the terms of such Certificate of Incorporation.

(b)           Unless otherwise determined by Parent prior to the Effective Time, (i) the Bylaws of Etherogen as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation at and after the Effective Time, until thereafter amended in accordance with Delaware Law and the terms of Certificate of Incorporation of the Surviving Corporation and such By Laws.

1.5           Directors and Officers. (a)  Unless otherwise determined by Parent prior to the Effective Time, the directors of EAC immediately prior to the Effective Time shall be the directors of the Surviving Corporation and at and after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the Certificate of Incorporation and Bylaws of the Surviving Corporation until their successors are duly elected and qualified.

(b)           Unless otherwise determined by Parent prior to the Effective Time, the officers of EAC immediately prior to the Effective Time shall be the officers of the Surviving

Corporation at and after the Effective Time, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

1.6           Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, EAC, Etherogen or the holders of any of the following securities, the following shall occur:

(a)           Conversion of Etherogen Capital Stock.  Each share of Common Stock, $0.001 par value per share of Etherogen (the “Etherogen Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any share of Etherogen Common Stock to be canceled and extinguished pursuant to Section 1.6(b) will be automatically converted (subject to Sections 1.6(d) and (e)) into 24 shares of Common Stock, par value $0.0001 per share, of Parent (the “Parent Common Stock”), such that the holders of Etherogen Common Stock will, in the aggregate, receive 12,000,000 shares of Parent Common Stock.  If any shares of Etherogen Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Etherogen, then the shares of Parent Common Stock issued in exchange for such shares of Etherogen Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.  The holders of the Etherogen Common Stock will receive, in the aggregate, 12,000,000 shares of Parent Common Stock as a result of the Merger and such shares are referred to herein as the “Merger Consideration.”

(b)           Cancellation of Etherogen Common Stock.  Each share of Etherogen Common Stock held by Etherogen immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c)           Etherogen Stock Options/Warrants.  Prior to the Effective Time, all options and warrants to purchase Etherogen Common Stock then outstanding shall be cancelled.

(d)           Adjustments to Merger Consideration.  The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock, occurring or having a record date on or after the date hereof and prior to the Effective Time.

(e)           Fractional Shares.  No fraction of a share of Parent Common Stock will be issued by virtue of the Merger.  In lieu thereof any fractional share will be rounded to the nearest whole share of Parent Common Stock (with .5 being rounded up).

1.7           Surrender of Certificates.  (a)  Parent to Provide Parent  Common Stock.  Promptly after the Effective Time, Parent shall make available in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.6(a) in exchange for outstanding shares of Etherogen Common Stock.

(b)       Exchange Procedures.  Promptly after the Effective Time, Parent shall mail to each holder of record (as of the Effective Time) of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Etherogen Common Stock (the “Certificates”) (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Parent and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock pursuant to Section 1.6(a).  Upon surrender of Certificates for cancellation to the Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Etherogen Common Stock were converted pursuant to Section 1.6(a), and the Certificates so surrendered shall forthwith be canceled. The parties agree that the letter of transmittal shall contain such representations and agreements on the part of Etherogen’s holders so that Parent’s counsel can opine that the issuance of the Merger Consideration to the Etherogen holders is an offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) and such representations and agreement will include the following:  “By the signature below, the undersigned represents that he, she or it is an “accredited investor” as defined in Rule 501(a) of Regulation D, that the shares of Parent Common Stock are acquired for investment purposes, and will not sell, transfer or assign such shares unless the transaction is registered under the Securities Act of 1933, as amended, or an exemption from such registration is available.”  Until so surrendered, outstanding Certificates will be deemed, from and after the Effective Time, to evidence only the ownership of the number of whole shares of Parent Common Stock into which such shares of Etherogen Common Stock shall have been so converted (including any voting, notice or other rights associated with the ownership of such shares of Parent Common Stock under the Certificate of Incorporation or Bylaws of Parent or under Delaware Law.

(c)       Transfers of Ownership.  If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer (including the signature guaranty of an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions) with membership in an approved signature guarantee Medallion program, pursuant to S.E.C. Rule 17Ad-15) and that the persons requesting such exchange will have (i) paid to Parent or any agent designated by it any transfer fees or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or (ii) established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(d)       Required Withholding.  Each of the Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Etherogen Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(e)       No Liability.  Notwithstanding anything to the contrary in this Section 1.7, neither the Parent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Parent Common Stock, Etherogen Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.8           No Further Ownership Rights in Etherogen Stock.  All shares of Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Etherogen Common Stock.  After the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Etherogen Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9           Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Parent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Etherogen Common Stock represented by such Certificates were converted pursuant to Section 1.6(a); provided, however, that the Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.10         Tax Treatment.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. Each of the parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.  Both prior to and after the Closing, each party’s books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a triangular merger under Section 368(a)(2)(D) of the Code (and comparable provisions of any applicable state or local laws) and with the Merger being qualified as a reorganization described in Section 368(a)(1)(A) of the Code (and comparable provisions of any applicable state or local laws).

1.11         Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation (and/or their respective successors in interest) with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Etherogen, the officers and directors of Parent and the Surviving Corporation shall be fully authorized (in the name of Etherogen and otherwise) to take all such necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF ETHEROGEN

Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to EAC and Parent by Etherogen on or prior to entering into this Agreement (the “Etherogen Schedule”), Etherogen hereby represents and warrants to EAC and Parent that (all references to “Schedules” in this Agreement, unless otherwise specifically stated, are references to schedules attached to the Etherogen Schedule):

2.1           Organization of Etherogen.  (a)  Etherogen is a corporation duly organized, validly existing and in good standing under the laws of Delaware; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Etherogen Material Adverse Effect.  As used in this Agreement, “Etherogen Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Etherogen as a whole, or on the ability of the Etherogen to consummate the transactions contemplated by this Agreement; it being understood, however, that Etherogen’s continuing to incur losses, as long as such losses are in the ordinary course of business and are comparable to those incurred by Etherogen prior to the date hereof, shall not, alone, be deemed to be a Etherogen Material Adverse Effect and neither shall any effect caused by (i) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy; (ii) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the electronics industries, (iii) any adverse change, event or effect resulting from the execution of this Agreement or the consummation or announcement of the transactions contemplated hereby (except to the extent resulting from the breach by Seller of a representation, warranty or covenant) or the taking of any action permitted by this Agreement, (iv) any adverse change, event or effect resulting from any changes in any applicable law, rule or regulation or generally accepted accounting principles, or (v) any adverse change, event or effect resulting from the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving the United States of America or any part thereof.

(b)           Etherogen does not have any subsidiaries and does not control, directly or indirectly, or have any equity participation or similar interest in any entity.

(c)           Etherogen has delivered or made available to EAC and Parent a true and correct copy of the Certificate of Incorporation and Bylaws of Etherogen as amended to date, and each such instrument is in full force and effect.  Etherogen is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments, subject only to the adoption by Etherogen’s stockholders of this Agreement.

2.2           Etherogen Capital Structure.  The authorized capital stock of Etherogen consists of 520,000 shares of stock authorized, of which 500,000 are designated Common Stock, $0.001 par value per share and 20,000 are designated Preferred Stock,  $0.001 par value per share. As of June 30, 2010, there were 500,000 shares of Common Stock and no shares of Preferred Stock issued and outstanding.  There are no other class of capital stock of  Etherogen outstanding or authorized.  All outstanding shares of Etherogen Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Etherogen, or any agreement or document to which Etherogen is a party or by which it is bound.  At the Closing pursuant to this Agreement, there will be no options, warrants or rights to acquire share of Etherogen capital stock.  All shares of Etherogen Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, are duly authorized, validly issued, fully paid and nonassessable.

2.3           Obligations With Respect to Capital Stock.  Except as set forth in Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of Etherogen, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding which will not be extinguished at Closing.  Except as set forth in Section 2.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Etherogen is a party or by which it is bound obligating Etherogen  to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Etherogen or obligating Etherogen to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. Except as set forth in Schedule 2.3, there are no registration rights and, to the knowledge of Etherogen there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Etherogen.

2.4           Authority.  (a)  Assuming the adoption by Etherogen’s stockholders of this Agreement (i) Etherogen has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby, (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Etherogen, (iii) a vote of the holders of at least a majority of the outstanding shares of the Etherogen Common Stock is required for Etherogen’s stockholders to approve and adopt this Agreement and approve the Merger, (iv) this Agreement has been duly executed and delivered by Etherogen and, assuming the due authorization, execution and delivery by EAC and Parent constitute the valid and binding obligations of Etherogen, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws and general principles of equity, (v) the execution and delivery of this Agreement by Etherogen does not, and the performance of this Agreement by Etherogen will not, (x) conflict with or violate the Certificate of Incorporation or Bylaws of Etherogen (the “Etherogen Charter Documents”) or the equivalent organizational documents of any of its Subsidiaries, (y) subject to compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Etherogen or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (z) except as set forth in Schedule 2.4, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Etherogen’s rights or alter the rights or obligations of any third party under, or to Etherogen’s knowledge, give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Etherogen pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Etherogen is a party or by which Etherogen or its properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not, in the case of clause (y) or (z), individually or in the aggregate, reasonably be expected to have a Etherogen Material Adverse Effect.

(b)           No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Etherogen in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, except for (i) the filing with the Secretary of State of Delaware of the Certificate of Merger, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Etherogen Material Adverse Effect.

2.5           Etherogen Financial Statements.  Etherogen has provided EAC and Parent with a list of assets, list of liabilities and a list of cash deposits and disbursements (the “Etherogen Financial Information”).   Except as disclosed in the Etherogen Financial Information, Etherogen does not have any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements if such statement were prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Etherogen, except liabilities incurred since June 30, 2010 in the ordinary course of business consistent with past practices and which would not reasonably be expected to have a Etherogen Material Adverse Effect.

2.6           Absence of Certain Changes or Events.  Other than as set forth on Schedule 2.6, except as contemplated by this Agreement, since the date of the Etherogen Financial Statements, Etherogen has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such business and there has not been (i) any change that, individually or in the aggregate, has had or is reasonably likely to have a Etherogen Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Etherogen or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Etherogen, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby; (iv) any event that would constitute a violation of Section 4.1 hereof if such event occurred after the date of this Agreement and prior to the Effective Time; or (v) any change by Etherogen in accounting principles, practices or methods.  Since the date of the Etherogen Balance Sheet, except as set forth in Schedule 2.6, there has not been any increase in the compensation payable or that could become payable by Etherogen to officers or key employees or any amendment of any Etherogen option plan other than increases or amendments in the ordinary course of business consistent with past practice or (y) as required by any relevant employment agreement, option agreement or (z) which, individually or in the aggregate, would not reasonably be expected to have a Etherogen Material Adverse Effect.

2.7           Taxes.  (a)  For purposes of this Agreement, (i) “Taxes” shall mean all Federal, state, local, foreign, provincial, territorial or other taxes, imports, tariffs, fees, levies or other similar assessments or liabilities and other charges of any kind, including income taxes, profits taxes, franchise taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, social security, workers’ compensation, unemployment, payroll and franchises imposed by or under any law (meaning all laws, statutes, ordinances and regulations of any governmental authority including all decisions of any court having the effect of law); and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts; (ii) “Tax Returns” shall mean any declaration, return, report, schedule, certificate, statement or other similar document (including relating or supporting information) required to be filed with any Taxing Authority (as defined below), or where none is required to be filed with a Taxing Authority, the statement or other document issued by the applicable Taxing Authority in connection with any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax; and (iii) “Taxing  Authority” shall mean any domestic, foreign, Federal, national, provincial, state, county or municipal or other local government or court, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

(b)           Etherogen has not (i) filed any Tax Returns that are required to have been filed by it with all appropriate Taxing Authorities; or (ii) paid any Taxes except corporate franchise taxes. Between December 31, 2009 and the Closing Date, Etherogen has not incurred (or will incur) a Tax liability other than a Tax liability in the ordinary course of business and in accordance with past custom and practice.  The assessment of any additional Taxes for periods for which Tax Returns have been filed is not expected to be material and other penalties for the failure to file such Tax Returns are not anticipated to be material.  No Encumbrance exists for Taxes with respect to any of the assets or properties of Etherogen.

(c)           Etherogen does not have  outstanding any agreements or waivers extending, or having the effect of extending, the statute of limitations with respect to the assessment or collection of any Tax or the filing of any Tax Return.

(d)           Etherogen is not a party to or bound by any tax-sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(e)           Etherogen shall not be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local or foreign Tax law, or for any other reason.

(f)            Etherogen has not made with respect to Etherogen any consent under Section 341 of the Code, no property of Etherogen is “tax exempt use property” within the meaning of Section 168(h) of the Code, and none of the assets of Etherogen is subject to a lease under Section 7701(h) of the Code or under any predecessor section thereof.

(g)           Etherogen has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 3121, 3402 and 3406 of the Code or any comparable provision of any state, local or foreign laws) and has, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable laws.

(h)           To Etherogen’s knowledge the net operating losses (“NOL”) of Etherogen are not, as of the date hereof, subject to Section 382 or 269 of the Code, Regulation Section 1.1502-21(c), or any similar provisions or Regulations otherwise limiting the use of the NOLs of Etherogen.

(i)            Etherogen is not, and has not been for the five years preceding the Closing, a “United States real property holding company” (as such term is defined in Section 897(c)(2) of the Code).

(j)            As of the date hereof, to the knowledge of Etherogen, Etherogen or its affiliates has not taken or agreed to take any action or failed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

(k)           Any deficiency resulting from any audit or examination relating to Taxes of Etherogen by any Taxing Authority has been timely paid.

(l)            No power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of Etherogen.

2.8           Patents and Trademarks.  As used in this Agreement, “Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, divisionals, substitutions, continuations-in-part, provisionals, revisions, extensions and re-examinations thereof, (ii) all trademarks, service marks, trade names, logos, corporate names and Internet domain names, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights and all applications, registrations and renewals in connection therewith,

(iv) all trade secrets and confidential business information (including ideas, research and development, copyrights, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) all computer programs and software (including data and related documents), (vi) all know-how , research information, research data and notebooks and (vii) all other proprietary rights. Schedule 2.8 contains a complete list of all Intellectual Property registered in Etherogen’s name and material to Etherogen’s business as conducted as of the date hereof (collectively, the “Etherogen Registered Intellectual Property”). Except as set forth on Schedule 2.8, Etherogen owns, free and clear of any Encumberances, all right, title and interest to the Etherogen Registered Intellectual Property. With respect to Intellectual Property, other than the Etherogen Registered Intellectual Property, used or held for use by Etherogen in its business as conducted as of the date hereof (the “Other Intellectual Property”), Etherogen owns, controls or has a right to use, to the extent necessary to conduct its business in a manner generally consistent with its past practice, such Other Intellectual Property which is material to Etherogen’s business. Except as set forth on Schedule 2.8, Etherogen is not a party to any outstanding options, licenses or agreements of any kind relating to (i) any Other Intellectual Property owned by any other person or entity (other than agreements with respect to commercially available “off-the-shelf” computer software) or (ii) the Etherogen Registered Intellectual Property.  Etherogen has not during the preceding three years received any communications or claims nor, to Etherogen’s knowledge, is there any threatened claim, alleging that Etherogen has infringed upon, or, by conducting its business as proposed, would infringe upon the intellectual property rights of any other person which such infringement would have a Etherogen Material Adverse Effect. Except as set forth on Schedule 2.8, to the knowledge of Etherogen, no third party has interfered with, infringed upon or misappropriated any of Etherogen’s rights to the Etherogen Registered Intellectual Property or Other Intellectual Property which such interference, infringement or misappropriation would constitute a Etherogen Material Adverse Effect.

2.9           Compliance; Permits; Restrictions.  (a)  Except as disclosed on Schedule 2.9, to Etherogen’s knowledge Etherogen is not in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Etherogen or by which its properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Etherogen is a party or by which Etherogen or its properties is bound or affected except for those defaults or violations which would not be reasonably expected to have a Etherogen Material Adverse Effect.  Except as disclosed on Schedule 2.9 to the knowledge of Etherogen, no investigation or review by any Governmental Entity is pending or threatened against Etherogen, nor has any Governmental Entity indicated in writing an intention to conduct the same other than those which would not reasonably be expected to have a Etherogen Material Adverse Effect.  There is no agreement, judgment, injunction, order or decree binding upon Etherogen which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Etherogen, any acquisition of material property by Etherogen or the conduct of business by Etherogen as currently conducted.

(b)            Etherogen hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which would be necessary to the conduct of the business of Etherogen except those the absence of which would not, individually or in the aggregate, reasonably be likely to have a Etherogen Material Adverse Effect (collectively, the “Etherogen Permits”).  Etherogen is in compliance in all material respects with the terms of the Etherogen Permits.

2.10         Litigation.  Except as set forth on Schedule 2.10, as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, including derivative suits brought by or on behalf of Etherogen or as to which Etherogen has received any notice of assertion nor, to Etherogen’s knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Etherogen seeking to delay, limit or enjoin the transactions contemplated by this Agreement or which might reasonably be expected to have a Etherogen Material Adverse Effect.

2.11         Brokers’ and Finders’ Fees.  Etherogen has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.12         Labor Agreements and Actions; Employee Benefit Plans.  (a)  Etherogen is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of Etherogen, has sought to represent any of the employees, representatives, or agents of Etherogen. There is no strike or other labor dispute involving the Etherogen pending or, to the knowledge of Etherogen, threatened, nor does Etherogen have knowledge of any labor organization activity involving its employees.

(b)           Etherogen has no profit-sharing or other retirement, bonus, deferred compensation, employment agreement, severance agreement, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, long- or short-term disability, fringe benefit, sick pay, or vacation pay, or other employee benefit plan, program, agreement, or arrangement or policy, whether formal or informal, funded or unfunded, written or unwritten, and whether legally binding or not, sponsored, maintained, contributed to or required to be contributed to by Etherogen with respect to current or former employees or any current or former director or consultant of Etherogen, and/or (ii) any trade or business, whether or not incorporated, that together with Etherogen would be deemed a “single employer” that includes Etherogen within the meaning of Section 4001(a)(14) of ERISA, and the rules and regulations promulgated thereunder (collectively, “Etherogen Benefit Plans”).

(c)           Etherogen has no obligations for retiree health and life benefits under any Etherogen Benefit Plan or has ever represented, promised or contracted (whether in oral or written form) to any employee(s) that such employee(s) would be provided with retiree health or life benefits which would have a material impact on Etherogen, except as required under §601 of ERISA.

(f)            Etherogen has not had any employees since inception.

2.13         Absence of Liens and Encumbrances.  Etherogen has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any encumbrances, charges, claims equitable interests, liens, options, pledges, security interests, mortgages, rights of first refusal or restrictions of any kind and nature except (i) as reflected in the Etherogen Financial Statements, (ii) for liens for taxes not yet due and payable and (iii) for such imperfections of title and encumbrances, if any, which would not be reasonably expected to have a Etherogen Material Adverse Effect (collectively the “Encumbrances”).

2.14         Environmental Matters.  (a)  Hazardous Materials Activities.  Except as would not reasonably be likely to result in an Etherogen Material Adverse Effect (in any individual case or in the aggregate), (i) Etherogen has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to pollutants, contaminants, wastes, any toxic, radioactive or otherwise hazardous materials (“Hazardous Materials”) in violation of any law in effect on or before the Closing Date, and (ii) Etherogen has not disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(b)           Environmental Liabilities.  No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Etherogen’s knowledge, threatened concerning any Etherogen Permit relating to any environmental matter, Hazardous Material or any Hazardous Materials Activity of Etherogen.  Etherogen does not have knowledge of any fact or circumstance which could involve Etherogen in any environmental litigation or impose upon Etherogen any environmental liability.

2.15         Agreements.  (a)  Except as set forth in Schedule 2.15(a), there are no written agreements between Etherogen and any of its officers, directors, employees or shareholders or any affiliate thereof.

(b)           Except as set forth in Schedule 2.15(b), there are no written agreements, to which Etherogen is a party or by which it is bound which (i) involve obligations (contingent or otherwise) of, or payments to, the Etherogen in excess of $5,000, (ii) are material to the conduct and operations of the Etherogen’s business or properties (including, without limitation, the license of any Intellectual Property to or from Etherogen), (iii) restrict or materially adversely affect the development, manufacture, sale, marketing or distribution of Etherogen’s products or services, (iv) relating to the employment or compensation of any employee or consultant, (v) of duration of six months or more and not cancelable without penalty by Etherogen on 30 days or less notice or (vi) relating to the sale, lease, pledge or other disposition of any material assets of or to Etherogen.

(c)           Except as set forth in Schedule 2.15(c), Etherogen, nor to Etherogen’s knowledge any other party to a Etherogen Contract (as defined below), is in breach, violation or default under, and Etherogen has not been notified that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Etherogen or any of its Subsidiaries is a party or by which it is bound that are required to be disclosed in Schedules 2.15(a) or 2.15(b) (any such agreement, contract or commitment, a “Etherogen Contract”) in such a manner as would permit any other party to cancel or terminate any such Etherogen Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

(d)           Each of the Etherogen Contracts are legal, valid, binding and enforceable and in full force and effect with respect to the Etherogen and, to Etherogen’s knowledge with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and the Etherogen Contracts will continue to be legal, valid, binding and enforceable and in full force and effect with respect to Etherogen immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity.

(e)           Etherogen has not been notified in writing that any party to any of the Etherogen Contracts intends to cancel, terminate, proposes to amend, not renew or exercise an option under any of Etherogen Contracts, whether in connection with the transactions contemplated hereby or otherwise does Etherogen have any knowledge of any intention by any party to any Etherogen Contract to effect any of the foregoing.

2.16         Board Approval.  The Board of Directors of Etherogen has, as of the date of this Agreement, (i) determined that the Merger is fair to and in the best interests of Etherogen and its stockholders, (ii) determined to recommend that the stockholders of Etherogen adopt this Agreement and (iii) duly approved the Merger, this Agreement and the transactions contemplated hereby.

2.17         Disclosure.  No representation or warranty of the parties to this Agreement and no statement in the Schedules omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND EAC

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Etherogen by EAC on or prior to entering into this Agreement (the “EAC Schedule”), each of Parent and EAC hereby represents and warrants to Etherogen that:

3.1           Organization.  Parent and EAC are corporations duly incorporated, validly existing and in good standing under the laws of their jurisdiction of incorporation and have all requisite power and authority to own, lease and operate their properties and to carry on their businesses as now being conducted. Parent is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing could not have a material adverse effect on the business, results of operations or financial condition of Parent taken as a whole, other than any effect caused by (i) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy; (ii) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the electronics industries, (iii) resulting from the execution of this Agreement or the consummation or announcement of the transactions contemplated hereby (except to the extent resulting from the breach by Parent or EAC of a representation, warranty or covenant) or the taking of any action permitted by this Agreement, (iv) resulting from any changes in any applicable law, rule or regulation or generally accepted accounting principles, or (v) resulting from the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving the United States of America or any part thereof  (a “Parent Material Adverse Effect”).  There are no facts or circumstances with respect to the existence, good standing, power, authority or qualification of any subsidiary of Parent that have had, or could, individually or in the aggregate, have a Parent Material Adverse Effect.

3.2           Capitalization.

(a)           (i)  The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, $0.001 par value per share, of which 277,100 have been designated as Series A Convertible Preferred Stock. Parent has no other class or series of capital stock authorized.  As of June 30, 2010, there were 37,400,203 shares of Parent Common Stock issued and outstanding and 95,600 shares of Series A Convertible Preferred stock issued and outstanding.    Except as contemplated by this Agreement or as set forth in Schedule 3.2 , as of the date hereof, there are no existing options, warrants, calls subscriptions, convertible securities, or other rights, agreements or commitments, other than pursuant to the Parent Option Plans [Need to define], which obligate Parent to issue, transfer or sell any shares of capital stock of Parent.

(ii)           The Merger Consideration, upon issuance on the terms and conditions specified in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

(b)           The authorized capital stock of EAC consists of  100 shares of common stock, no par value per share (“EAC Common Stock”), all of which shares are issued and outstanding and owned by Parent. Notwithstanding any provisions to the contrary, Parent may, in its sole discretion, increase or decrease the number of shares of authorized EAC Common Stock and the number of shares of EAC Common Stock issued and outstanding owned by Parent. EAC has not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

3.3           Authorization; Binding Agreement.  Each of Parent and EAC has all requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by Parent and EAC of the transactions contemplated hereby has been approved by the board of directors of Parent, the board of Directors of EAC and Parent as the sole stockholder of EAC and duly and validly authorized by all necessary corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute legal, valid and binding obligations of Parent and EAC, as the case may be, enforceable against Parent and EAC in accordance with their respective terms, except as such enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

3.4           Noncontravention.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation, articles of incorporation or by-laws or equivalent governing instruments of Parent or EAC, (b) require any consent, approval or notice under or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contracts and Other Agreements to which the Parent is a party or by which it or any portion of its properties or assets may be bound or (c) violate any Legal Requirements applicable to the Parent or any portion of Parent’s properties or assets, except with respect to clauses (b) and (c) such matters that, individually or in the aggregate, have not had and could not have a Parent Material Adverse Effect.

3.5           Liabilities.              As of July 31, 2010, Parent had no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (i) liabilities or obligations reflected on, or reserved against in, a balance sheet of Parent or in the notes thereto, and (ii) liabilities or obligations incurred in the ordinary course of business which are not material in amounts.

3.6           Governmental Approvals.  No consent, approval or authorization of, or declaration or filing with, any Governmental Entity on the part of Parent that has not been obtained or made is required in connection with the execution or delivery by Parent or EAC of this Agreement or the consummation by Parent or EAC of the transaction contemplated hereby, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) filings and other applicable requirements under the Exchange Act, (c) such filings and approvals as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of Parent Common Stock contemplated under this Agreement, and (d) consents, approvals, authorizations, declarations or filings that, if not obtained or made, could not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent Parent or EAC from consummating the transactions contemplated hereby.

3.7           144; Removal of Restrictive Legends.

(a)           With a view to making available to holders of the Merger Consideration (each a “Holder”) the benefits of certain rules and regulations of the SEC which may permit the sale of the Merger Consideration to the public without registration, the Parent agrees to file a Form 10 on or before December 31, 2010 and at all times thereafter to:

(i)            use its reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Parent under the Securities Act and the Securities Exchange Act, and

(ii)           make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act.

(b)

(c)           Upon request of a Holder, the Parent shall remove any restrictive legend from the certificates evidencing the Merger Consideration or issue to such Holder a new certificate therefor free of any transfer legend, if (i) there is an effective registration statement covering the securities represented by such certificate,  or (ii) with such request, the Parent shall have received, at Holders expense (A) an opinion of counsel reasonably satisfactory to the Parent to the effect that the proposed sale, pledge, hypothecation or other transfer may be effected without registration under the Securities Act, or (B) a “no action” letter from the Commission to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1           Conduct of Business by the Parties.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Etherogen shall carry on its business in the ordinary course in substantially the same manner as heretofore conducted and in substantial compliance with all applicable laws and regulations, pay their respective debts and taxes when due subject to good faith  disputes over such debts or taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use their commercially reasonable efforts consistent with past practices and policies to (i) preserve intact their present business organization, (ii) keep available the services of each of their present officers and employees, respectively, and (iii) preserve their relationships with customers, suppliers, distributors, licensors, licensees and others with which each party has business dealings material to their respective business.

4.2           Covenants of Etherogen.  Except as permitted by the terms of this Agreement (including, (i) seeking adoption by Etherogen’s stockholders of this Agreement and an amendment to the Certificate of Incorporation of Etherogen, and (ii) causing all warrants for Etherogen’s common stock to be cancelled), without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Etherogen shall not do any of the following:

(a)            Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprise options granted under any employee,

consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b)            Except as required by applicable law, grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c)            Except in the ordinary course of business consistent with past practices, transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Etherogen Registered Intellectual Property, or enter into grants to transfer or license to any person future patent rights; provided that in no event shall Etherogen license on an exclusive basis or sell any Etherogen Registered Intellectual Property (other than in connection with the abandonment of immaterial Etherogen Registered Intellectual Property after at least five business days’ written notice to Parent);

(d)            Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e)            Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Etherogen, except (i) repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof (or any such agreements entered into in the ordinary course of business consistent with past practice by Etherogen with employees hired after the date hereof), (ii) for the purpose of funding or providing benefits under any Etherogen Benefit Plans, Etherogen Option Plans, any other stock option and incentive compensation plans, directors plans, and stock purchase and dividend reinvestment plans in accordance with past practice;

(f)             Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, or any equity-based awards (whether payable in shares, cash or otherwise) other than the issuance, delivery and/or sale of shares of Etherogen Common Stock (as appropriately adjusted for stock splits and the like) pursuant to the exercise of stock options or warrants outstanding as of the date of this Agreement.

(g)            Cause, permit or submit to a vote of Etherogen’s stockholders any amendments to the Etherogen Charter Documents, except those reasonably requested by EAC or Parent as necessary or desirable the purposes of consummating the transactions  contemplated by this Agreement;

(h)            Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or strategic investments; provided, that Etherogen shall not be prohibited from entering into business development deals in the ordinary course of business;

(i)             Sell, lease, license, encumber or otherwise dispose of any properties or assets except in the ordinary course of business consistent with past practice, except for the sale, lease, licensing, encumbering or disposition (other than through licensing permitted by clause (c)) of property or assets which are not material, individually or in the aggregate, to the business of Etherogen;

(j)             Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Etherogen, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of working capital consistent with past practice;

(k)            Adopt or amend any Etherogen Benefit Plan or any employee stock purchase or employee stock option plan; or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”); pay any special bonus or special remuneration to any director or employee; or increase the salaries, wage rates, compensation or other fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except, in each case, as may be required by law and except for (i) salary increases in the ordinary course of business consistent with past practice for non-officer employees, (ii) salary increases for officers in an amount not exceeding 5% of such officer’s salary on the date hereof and (iii) as set forth on Schedule 4.1(k);

(l)             Pay, discharge, settle or satisfy any litigation (whether or not commenced prior to the date of this Agreement) or any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the Etherogen Balance Sheet or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce the confidentiality or nondisclosure provisions of any agreement to which Etherogen is a party or of which Etherogen is a beneficiary, in the case of both (i) and (ii) of this Section 4.1(l), which payment, discharge, satisfaction, waiver, termination, modification, release or failure to enforce has a value to Etherogen in excess of $5,000;

(m)           Except in the ordinary course of business consistent with past practice, materially modify, amend or terminate any Etherogen Contracts disclosed in Schedule 2.15 or waive, delay the exercise of, release or assign any material rights or claims thereunder without providing prior notice to Parent;

(n)            Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o)            Make any Tax election or accounting method change (except as required by GAAP) inconsistent with past practice that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Etherogen or any of its Subsidiaries, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes; or

(p)            Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (o) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1           Public Disclosure.  Parent and Etherogen will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement. The parties will agree to the text of the joint press release announcing the signing of this Agreement.

5.2           Commercially Reasonable Efforts; Notification.  (a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including to accomplish the following: (i) causing the conditions precedent set forth in Article VI to be satisfied; (ii) obtaining all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities; (iii) making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any); (iv) avoiding any suit, claim, action, investigation or proceeding by any Governmental Entity challenging the Merger or any other transaction contemplated by this Agreement; (v) obtaining all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement; (vi) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (vii) executing or delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)           Parent shall give prompt notice to Etherogen upon obtaining knowledge that any representation or warranty made by it, or EAC contained in this Agreement has become untrue or inaccurate, or of any failure of Parent or EAC to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c)           Etherogen shall give prompt notice to Parent upon obtaining knowledge that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of Etherogen to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the  representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.3           Third Party Consents.  On or before the Closing Date, Parent and Etherogen will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its Subsidiaries’ respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

5.4           Benefits; Prior Service.  From and after the Effective Time, Etherogen employees shall be provided with employee benefits that are substantially similar to those provided to employees of Parent who are similarly situated.  Parent shall cause employees of Etherogen to be credited with service with Etherogen for purposes of eligibility and vesting under each employee benefit plan maintained by Parent prior to the Effective Time.  Parent shall have the absolute discretion to (i) cash-out Etherogen employees accrued and unused vacation, personal and sick leave days or to (ii) carry over Etherogen employees’ accrued but unused vacation, personal and sick leave days; provided, that, such service shall not be recognized to the extent that such recognition would result in duplication of benefits.

5.5           Non-Disclosure, Invention Release and Non-Competition Agreements.  Etherogen shall use its commercially reasonable efforts to cause employees of Etherogen who will become employees of EAC from and after the Effective Time to enter into EAC’ standard form of Non-Disclosure, Invention Release and Non-Competition Agreement prior to the Closing.

5.6           Conveyance Taxes.  Parent, EAC and Etherogen shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding (i) any real property transfer gains, sales, use, transfer, value-added, stock transfer and stamp Taxes, (ii) any recording, registration and other fees, and (iii) any similar Taxes or fees that become payable in connection with the transactions contemplated hereby.

5.7           No Negotiation.  Until the Effective Date, or such time, if any, as this Agreement is terminated pursuant to Article VI below, Etherogen shall not, nor shall they permit any of their respective affiliates, directors, officers, employees, investment bankers, attorneys or other agents, advisors or representatives to, directly or indirectly, (a) sell, offer or agree to sell its business, by sale of shares or assets, merger or otherwise (an “Acquisition Transaction”) other than pursuant to this Agreement, (b) solicit or initiate the submission of any proposal for an Acquisition Transaction, or (c) participate in any discussions or negotiations with, or furnish any information concerning its business to, any corporation, person or other entity in connection with a possible Acquisition Transaction other than pursuant to this Agreement.

5.8           Survival after Closing.  All of the covenants and obligations of the parties to this Agreement, which by their terms are to be performed or will become effective after the Closing, including without limitation, those contained in Section 3.7 shall survive the Closing.

ARTICLE VI
CONDITIONS TO THE MERGER

6.1           Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived if waived in writing by all of Parent, EAC and Etherogen:

(a)           Stockholder Approval.  This Agreement shall have been adopted and the Merger shall have been duly approved (i) by the requisite vote under applicable law and the EAC Charter Documents and (ii) by the unanimous written consent of the holders of shares of Etherogen Common Stock under applicable law and the Etherogen Charter Documents.  The Share Issuance shall have been duly approved by the requisite vote under applicable law and the Articles of Incorporation and Bylaws of Parent by the board of directors of Parent.

(b)           No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c)           Schedules.  Each of the parties hereto shall have delivered to each other complete and accurate Schedules to this Agreement and such Schedules shall have been approved by the recipient.

(d)           Exhibits.  The parties shall mutually agree upon the form and substance of all the agreement attached as Exhibits to this Agreement, which agreements shall be executed and delivered to each other at the Closing Date.

6.2           Additional Conditions to Obligations of Etherogen.  The obligation of Etherogen to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Etherogen:

(a)           Representations and Warranties.  The representations and warranties of Parent and EAC set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date) and Etherogen shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 6.2(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Parent Material Adverse Effect.

(b)           Agreements and Covenants.  Each of Parent and EAC shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Etherogen shall have received a certificate to such effect signed on behalf of each of Parent and EAC by an authorized officer of Parent.

(c)           No Closing Material Adverse Effect.  Since the date hereof, there has not occurred a Parent or EAC Material Adverse Effect.

(d)           Financing.            During the period from June 1, 2010 to the date of Closing, Parent shall have raised aggregate gross proceeds in the amount of not less than $1,000,000 from the sale of shares and warrants in private placements.

6.3           Additional Conditions to the Obligations of Parent and EAC.  The obligations of Parent and EAC to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)           Representations and Warranties. The representations and warranties of Etherogen set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date) and Parent shall have received a certificate signed on behalf of Etherogen by the Chief Executive Officer of Etherogen to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 6.3(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, an Etherogen Material Adverse Effect.

(b)           Agreements and Covenants.  Etherogen shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Etherogen by an authorized officer of Etherogen.

(c)           No Closing Material Adverse Effect.  Since the date hereof, there has not occurred an Etherogen Material Adverse Effect.

(d)           Conversion of Debt and Loans.  Upon Closing, any and all indebtedness (other than trade indebtedness incurred in the ordinary course of business consistent with past practices), promissory notes, shareholder and employee loans of Etherogen shall have been converted into units (the “Units’)  of Parent (each Unit consisting of one share of Parent Common Stock and one warrant to purchase one share of Parent Common Stock at an exercise price equal to $0.50 per share) at a price of $0.50 per Unit.

(e)           Cancellation of Warrants.  All Etherogen Warrants shall have been cancelled or shall be cancelled upon consummation of the Merger, by written instrument executed by the holders of the Etherogen Warrants, reasonably acceptable to Parent.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

7.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of EAC and Etherogen:

(a)           by mutual written consent duly authorized by the Boards of Directors of Parent and Etherogen;

(b)           by either Parent or Etherogen if the Merger shall not have been consummated by August 17, 2010 (such date, or such other date that may be agreed by mutual written consent, being the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement;

(c)           by either Parent or Etherogen if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action shall have become final and nonappealable or any law, order, rule or regulation is in effect or is adopted or issued, which has the effect of prohibiting the Merger;

7.2           Fees and Expenses.    Except as set forth in this Section 7.2, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses whether or not the Merger are consummated:  As used in this Agreement, “Expenses” shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters relating to the closing of the Merger and the other transactions contemplated hereby.

7.3           Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement by the stockholders of EAC and Etherogen, there shall not be any amendment that by law requires further approval by the stockholders of EAC or Etherogen without the further approval of such stockholders.  This Agreement may not be amended by the parties hereto except by execution of an instrument in writing signed on behalf of each of Parent, EAC and Etherogen.

7.4           Extension; Waiver.  At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

7.5           Parent Capitalization. For a period of Twelve (12) months from the Closing Date, Parent will not engage in any reverse split of its issued and outstanding Common Stock or any change in the par value of its Common Stock without the unanimous consent of the Board of Directors.

ARTICLE VIII
GENERAL PROVISIONS

8.1           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery if delivered personally or sent via telecopy (receipt confirmed) or on the second business day after being sent if delivered by commercial delivery service, to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)           if to Parent or EAC:

TrovaGene, Inc.

11055 Flintkote Avenue

San Diego, CA 92121

(b)          if to Etherogen, to

Etherogen, Inc.

c/o Panetta Partners LLP

1275 First Avenue, Suite 296

New York, NY 10065

Attn: Gabriele M. Cerrone, President

8.2           Interpretation.  (a)  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(b)           For purposes of this Agreement, the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the officers of such party has actual knowledge of such matter.

(c)           For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(d)           For purposes of this Agreement, an “agreement,” “arrangement,”  contract,” “commitment” or “plan” shall mean a legally binding, written agreement, arrangement, contract, commitment or plan, as the case may be.

8.3           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.4           Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Parent Schedule and the Etherogen Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  With the exception that (i) each stockholder of Etherogen shall be a third party beneficiary of Sections 1.6, 1.7, 3.2(a)(ii) and 3.7, and (ii) each person set forth on Schedule 6.2(d) shall be a third party beneficiary of Section 5.8, nothing in this Agreement, is intended or shall be construed to confer any right, remedy or claim under or by reason of this Agreement upon any Person other than the parties and successors and assigns.

8.5           Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6           Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which t they are entitled at law or in equity. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.7           Governing Law.  GOVERNING LAW . THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS; PROVIDED THAT THE FIDUCIARY DUTIES OF PARTIES, THE BOARD OF DIRECTORS OF THE RESPECTIVE PARTIES, AND THE VALIDITY OF ANY CORPORATE ACTION ON THE PART OF THE PARTIES, INCLUDING THE ADOPTION AND APPROVAL OF THE MERGER, AND OTHER MATTERS GOVERNED BY THE LAWS OF THE STATE WHICH A PARTY IS INCORPORATED SHALL BE GOVERNED BY THE LAWS OF SUCH STATE OF INCORPORATION.  FOR CLARITY, SUCH CORPORATE PROCEDING AND FIDUCIARY OBLIGATIONS SHALL BE DETERMINED AS TO PARENT UNDER THE LAWS OF NEVADA AND AS TO EAC AND ETHEROGEN, THE LAWS OF THE STATE OF DELAWARE.

8.8           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.9           Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.10         Waiver of Jury Trial.  EACH OF PARENT, EAC AND ETHEROGEN HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR

OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, EAC AND ETHEROGEN IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

TROVAGENE, INC.

By:	/s/ Andreas Braun
Name:	Andreas Braun
Title:	Acting Chief Executive Officer

E ACQ CORP.

By:	/s/ Andreas Braun
Name:	Andreas Braun
Title:	President

ETHEROGEN, INC.

By:	/s/ Gabriele M. Cerrone
Name:	Gabriele M. Cerrone
Title:	President